Exhibit 10.12(b)
PARTICIPANT AWARD AGREEMENT
(20[__] Incentive PSU Program)

[Grant Date]

Dear [Name]:

Pursuant to the terms and conditions of the EQT Corporation 20[__] Long-Term Incentive Plan (as amended from time to time, the “Plan”) and the 20[__] Incentive Performance Share Unit Program (the “Program”), effective [__], 20[__], the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of EQT Corporation (the “Company”) grants you [__] Performance Share Units (your “Award”).  The terms and conditions of your Award, including, without limitation, vesting and distribution, shall be governed by the provisions of this Participant Award Agreement and the Program document attached hereto as Exhibit A; provided that your Award is also subject to the terms and limits included within the Plan. As approved, your Award will be settled in shares of Company common stock.

The terms contained in the Plan and the Program are hereby incorporated into and made a part of this Participant Award Agreement, and this Participant Award Agreement shall be governed by and construed in accordance with the Program and the Plan. In the event of any actual or alleged conflict between (a) the provisions of the Plan and the provisions of this Participant Award Agreement or the Program document, the provisions of the Plan shall be controlling and determinative, and (b) the provisions of this Participant Award Agreement or the Program document, on the one hand, and the terms of any written employment-related agreement that you have with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement) or, if you are an Executive Severance Plan Participant (as defined in the Program document attached hereto as Exhibit A), on the other hand, the terms of such employment-related agreement or the Executive Severance Plan (as defined in the Program document attached hereto as Exhibit A), as applicable, shall be controlling and determinative.

You may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts for your Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

Your Award under the Program will be effective only if, no later than 45 days after the date of this Participant Award Agreement, you accept your Award through the Fidelity NetBenefits website.
When you accept your Award through the Fidelity NetBenefits website, you shall be deemed to have (a) acknowledged receipt of this Award granted on the date of this Participant Award Agreement (the terms of which are subject to the terms and conditions of this Participant Award Agreement, the Program document and the Plan) and copies of this Participant Award Agreement, the Program document and the Plan, and (b) agreed to be bound by all the provisions of this Participant Award Agreement, the Program document and the Plan.